Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
of
PORTEC RAIL PRODUCTS, INC.
     The undersigned hereby adopts the following Amended and Restated Articles of Incorporation for a West Virginia Domestic Corporation, which shall be perpetual:
ARTICLE 1
Name
     The name of the corporation is Portec Rail Products, Inc. (hereinafter the “Corporation”).
ARTICLE 2
Address
     The principal office and mailing address of the Corporation is 900 Old Freeport Road, Pittsburgh, Pennsylvania 15238, County of Allegheny.
ARTICLE 3
Service of Process
     The name and address of the person to whom notice of process may be sent, if any is: David Voltz, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220.
ARTICLE 4
Business Correspondence
     The e-mail address where business correspondence may be received is lewis.davis@bipc.com.
ARTICLE 5
Corporate Organization
     The Corporation is organized as a for-profit Corporation.

ARTICLE 6
Stock
     The total value of all authorized capital stock of the Corporation will be One Thousand Dollars ($1,000.00). The capital stock will be divided into 1,000 shares at the par value of One Dollar ($1.00) per share.
ARTICLE 7
Purpose
     The purpose of the Corporation is to act as a holding company, and includes the transaction of any or all lawful business for which corporations may be incorporated in West Virginia.
ARTICLE 8
Land Acreage
     The number of acres of land which the Corporation holds or expects to hold in West Virginia is: 0.